EXHIBIT 99.1
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GREYSTONE LOGISTICS REPORTS UNAUDITED RESULTS FOR QUARTER ENDED AUGUST 31, 2007

Monday October 22, 7:00 am ET

TULSA, OK--(MARKET WIRE)--Oct 22, 2007 -- Greystone Logistics, Inc. (OTC BB:GLGI.OB - News), announced today unaudited results for the quarter ended August 31, 2007. Operating profit for the quarter ended August 31, 2007 was $458,521 with net income before preferred dividends of $176,604. Net income available to common shareholders after preferred dividends was $31,672, or $0.00 per share of common stock, compared to a net loss for the three months ended August 31, 2006 of $(542,282), or $(0.02) per share of common stock.

Sales were $5,597,211 for the quarter ending August 31, 2007 compared to $3,881,134 for the same period last year for an increase of 44%. The increase is primarily attributable to production of the new 48x40 recycled plastic shipping pallets for a national customer and a marked increase in sales from other product lines. The new 48x40 molds were put into service in the last month of the quarter ended May 31, 2007. Greystone's EBITDA (earnings before interest (including preferred dividends), income taxes, depreciation and amortization) for the quarter ended August 31, 2007 was $690,461, compared to $119,997 for the three months ended August 31, 2006.

"Our entire team continues to work hard to achieve positive results as evidenced by the fact that our company has attained positive EBITDA in each of the last two completed quarters. Production manager Ron Schelhaas has the pallet production and recycling facilities' humming and Bob Noland, our new Vice President of Sales and Marketing, just completed the upgrade of our web site www.greystonelogistics.com. Our pallet leasing software is in the testing phase and our sales team is continuing to hear from existing and potential customers seeking 'green,' environmental friendly and sustainable alternatives in their logistics management," said Warren Kruger, CEO of Greystone. Kruger continued, "Our 100% recycled plastic export and 48x40 pallets are a big hit with our customers and we were able to show off our entire line of pallets at the recent National Packaging Expo show in Las Vegas. We look forward to continue building on our recent success for the benefit of our customers, employees and shareholders."

Non-GAAP Financial Measure

This release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income (loss) available to common shareholders before income taxes, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.
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This press release includes certain statements that may be deemed
"forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Greystone and its products, see Greystone's Form 10-KSB for the period ended May 31, 2007.

                            Greystone Logistics, Inc.
                 Condensed Consolidated Statements of Operations

                                             Three Months Ended August 31,
                                             ------------------------------
                                                 2007              2006
                                             ------------      ------------
Sales                                        $  5,597,211      $  3,881,134

Gross Profit                                      870,728           380,202

Operating Profit (Loss)                           458,521           (73,778)

Net Income (Loss)                                 176,604          (401,378)

Preferred Dividends                              (144,932)         (143,904)

Net Income (Loss) to Common Shareholders           31,672          (545,282)

Per Share of Common Stock,
  Basic and Diluted                                 (0.00)             (.02)

Average Shares of Common Outstanding           26,061,201        26,061,201

Supplemental Statistical Information

Net Income (Loss) to Common Shareholders     $     31,672      $   (545,282)
Add Back:
   Interest expense, including preferred
    dividends                                     479,000           473,693
   Provision for income taxes                          --                --
   Depreciation and amortization                  179,789           191,586
                                             ------------      ------------

EBITDA (A)                                   $    690,461      $    119,997

(A) EBITDA represents income (loss) before income taxes plus interest, depreciation and amortization. The Company has included preferred dividends with interest expense. The EBITDA presented above while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

CONTACT:
     Contact:
     CONTACT:
     Warren F. Kruger
     President/CEO
     Corporate Office
     1613 East 15th Street
     Tulsa, Oklahoma  74120
     (918) 583-7441
     (918) 583-7442 (FAX)
     http://www.greystonelogistics.com